Exhibit (j)

KPMG LLP Two Financial Center 60 South Street Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 23, 2023 with respect to the financial statement of DriveWealth ICE 100 Index ETF, a series of the DriveWealth ETF Trust, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-1A.

Boston, Massachusetts
March 23, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.